Exhibit 5.1

May 22, 2007

Dynamic Leisure Corporation

5680A W. Cypress Street

Tampa, FL 33607

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 22, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 5,500,000 shares of common stock, par value $0.001, of Dynamic Leisure Corporation that are to be issued pursuant to the Dynamic Leisure Corporation 2007 Equity Incentive Plan. Such shares of Common Stock are referred to herein as the “Shares,” and such plan is referred to herein as the “Plan.” As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan and pursuant to the agreements related thereto.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

CRONE ROZYNKO, LLP

/s/ Crone Rozynko, LLP